Exhibit 99.1

                                                       NEWS RELEASE

                                            Contact: William J. Small
[LOGO] FIRST DEFIANCE                                Chairman, President and CEO
       FINANCIAL CORP.                               (419) 782-5015
                                                     bsmall@first-fed.com

--------------------------------------------------------------------------------
For Immediate Release


                          FIRST DEFIANCE ANNOUNCES 2005
                       FOURTH QUARTER AND ANNUAL EARNINGS


         DEFIANCE, OHIO (January 16, 2006) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for the fiscal year ended December 31, 2005 totaled $12.0 million, or $1.68 per diluted share compared to $10.8 million or $1.69 per diluted share for the year ended December 31, 2004. The per share amount declined despite the increase in net income because of the issuance of 733,755 shares in conjunction with the first quarter 2005 acquisition of ComBanc, Inc. (ComBanc), based in Delphos, Ohio.

         In addition to the acquisition of ComBanc, First Defiance also acquired The Genoa Savings and Loan Company, Genoa, Ohio (Genoa) in an all-cash transaction completed in the 2005 second quarter. As a result of the two purchases, First Defiance incurred acquisition-related charges totaling $3.5 million ($2.3 million after tax) during 2005. In the 2004 third quarter the Company recognized $1.9 million of expense ($1.3 million after tax) associated with the settlement of contingent liabilities related to the sale of a former subsidiary. If the acquisition- related charges are excluded from the 2005 results and the net cost of the contingency settlement is excluded from 2004, core operating earnings for those years would have been $14.2 million or $2.00 per diluted share for 2005, and $12.0 million or $1.89 per diluted share for 2004. The attached schedules include a reconciliation of GAAP-basis earnings to core operating earnings for both the quarter and full year.

         For the 2005 fourth quarter ended December 31, 2005, First Defiance earned $3.4 million or $0.48 per diluted share compared to $3.5 million or $0.55 per diluted share for the fourth quarter in 2004.

         "By most measures, 2005 was a very good year for us," commented William
J. Small, Chairman, President and Chief Executive Officer of First Defiance. "We grew total assets from $1.12 billion to $1.46 billion through a combination of acquisitions and organic growth. We successfully integrated two acquisitions in a timely fashion. In the Genoa acquisition, we had very little deposit run-off and in ComBanc's case deposits have actually increased since the closing date. Net interest income increased year-over-year by $13 million or 37.6% and our core operating earnings increased by almost $2.2 million. In addition, our credit quality ratios, which were already good, improved in the fourth quarter."

         "Although we were disappointed that results for the fourth quarter declined to $0.48 per share from the $0.51 that we reported from core operating earnings in the 2005 third quarter, we believe fourth quarter results were actually better than they might appear," continued Mr. Small. "Three factors contributed to the lower earnings level in the fourth quarter compared with the third quarter: lower gains from the sale of mortgage loans, an increase in other non-interest expenses, and a significant increase in our effective tax rate to reflect changes resulting from the year-end analysis of the tax accounts. The lower mortgage gains is primarily a seasonal issue. The increase in other non-interest espenses includes year-end charitable contributions, a significant increase in bad check losses, an increased postage cost due to some non-routine mailings, and a $65,000 increase in consulting expenses for initiatives related to sales training, employee benefits planning and documentation of internal control procedures which generally will not be recurring on a quarterly basis.The changes related to the year-end analysis of the tax accounts increased tax expense for the fourth by $122,000 compared with the third quarter despite the fact that pretax income was just $61,000 higher between those periods. These items overshadowed continued growth in both margin and in non-mortgage fee income, as well as a reduction in our overall benefits costs."

Net Interest Income Increased 38%
         Net interest income for the 2005 fourth quarter was $12.6 million, a 37.7% increase over the $9.2 million earned in the fourth quarter of 2004. Net interest margin for the 2005 fourth quarter, on a tax-equivalent basis, was 3.92%, a 24 basis point improvement from the fourth quarter of 2004 and a seven basis point improvement from the 2005 third quarter margin, which was 3.85%. The higher margin in 2005 versus 2004 is due to an improved mix between loans and investment securities, an increase in the interest rate spread from 3.45% in the fourth quarter of 2004 to 3.66% in the fourth quarter of 2005, and a significant increase in average non-interest bearing liabilities between the two periods.

         Average interest-earning assets grew from $1.01 billion in the fourth quarter of 2004 to $1.29 billion in the fourth quarter of 2005, an increase of 27.2%. The average balance of loans outstanding increased from $859.0 million in the 2004 fourth quarter to $1.15 billion in the fourth quarter of 2005, while the average balance of investment securities dropped from $141.7 million to $113.8 million between those same periods. Approximately $117.3 million of the increase in average loan balances related to the ComBanc acquisition, which closed on January 21, 2005, and $66.9 million related to the Genoa acquisition, which closed on April 8, 2005. The remainder of the increase, $106.8 million, is due to year-over-year balance growth. Yields on loans improved to 6.73% for the 2005 fourth quarter from 5.99% in the fourth quarter of 2004 due to recent increases in the prime interest rate. Overall, yields on interest-earning assets improved to 6.55% in the 2005 fourth quarter compared to 5.82% during that same period in 2004. The fourth quarter asset yield was also a 30 basis point improvement over the 6.25% yield realized in the 2005 third quarter. Yields also were favorably impacted in the 2005 fourth quarter by increased amortization of loan-purchase discounts, which contributed an additional $99,000 to interest income for the quarter.

         Average interest-bearing deposits increased to $965.6 million in the 2005 fourth quarter compared with $723.0 million during the same period of 2004, an increase of $242.6 million or 33.6%. The ComBanc acquisition added $146.0 million in average balances of interest-bearing

                                                                    Exhibit 99.1

deposits while the Genoa acquisition added $71.8 million in average balances. The average interest-bearing deposit balance also reflects a decrease in brokered certificates of deposits (CDs), which averaged $53.5 million in the 2004 fourth quarter compared to $41.5 million in the 2005 period. Excluding the acquisitions and brokered CDs, average interest-earning deposits increased by $36.8 million in the 2005 fourth quarter compared with the fourth quarter of 2004. The cost of interest-bearing deposits increased 64 basis points, to 2.56% for the 2005 fourth quarter from 1.92% for the 2004 fourth quarter and the cost of Federal Home Loan Bank (FHLB) advances increased 29 basis points, to 4.57% in the 2005 fourth quarter from 4.28% in the 2004 fourth quarter. The Company also increased its leverage during the quarter by issuing $20.0 million of subordinated debentures through a related unconsolidated subsidiary trust. Those trust preferred securities carry an interest rate equal to 90-day LIBOR plus 1.38%. Total interest expense on the subordinated debentures totaled $201,000 in the 2005 fourth quarter. Overall, total funding costs for interest-bearing liabilities increased by 52 basis points, to 2.89% in the 2005 fourth quarter from 2.37% in the same period in 2004. Comparing the 2005 fourth quarter to the 2005 third quarter, the cost of interest-bearing liabilities increased by 26 basis points. As a result of the above factors, the interest rate spread improved to 3.67% in the 2005 fourth quarter from 3.45% during the fourth quarter of 2004.

         The net interest margin also benefited from growth in the average balance of non-interest bearing deposits, which increased to $93.0 million in the 2005 fourth quarter compared with $61.4 million during the 2004 fourth quarter, an increase of 51.5%. Of that $31.6 million increase, $17.7 million was due to the ComBanc acquisition, $5.0 million was due to the Genoa acquisition, and the remaining increase of $8.9 million resulted from other Company initiatives to grow those balances.

Credit Quality Continues to be a Strength
         The provision for loan losses was $378,000 for the fourth quarter of 2005 compared to $304,000 for the fourth quarter of 2004. The 2005 quarterly provision level reflects continued generally favorable experience with the First Defiance loan portfolios, especially those loans that were originated under First Federal Bank's underwriting standards. Total charge-offs for the three months ended December 31, 2005 were $376,000 while recoveries were $47,000 compared with $168,000 of charge-offs and $108,000 in recoveries during the fourth quarter of 2004. Net charge-offs as a percentage of average loans were 0.11% in the 2005 fourth quarter (annualized) compared to 0.03% for the fourth quarter of 2004 (annualized). At December 31, 2005 the percentage of non-performing assets to total loans plus real estate owned was 0.45% compared to 0.22% at December 31, 2004. The reason for the apparent deterioration of some of the credit-quality statistics between the periods being compared relates to the portfolios acquired from ComBanc and Genoa. The increase in the provision for loan losses between the 2004 and 2005 fourth quarters is a function of the higher volume of lending between the two periods.

         Total non-performing loans increased to $5.0 million at December 31, 2005 from $1.9 million at December 31, 2004 and non-performing assets increased to $5.4 million from $2.0 million. The December 31, 2005 amounts represent significant decreases from September 30, 2005, when non-performing loans were $6.7 million and non-performing assets totaled $6.9 million. Of the $5.0 million in non-performing loans at December 31, 2005, $3.7 million were acquired in the 2005 acquisitions and $1.3 million related to loans originated by First Defiance.

                                                                    Exhibit 99.1

First Defiance's allowance for loan losses as a percentage of non-performing loans declined to 276.1% at December 31, 2005 from 525.9% at December 31, 2004 but that ratio increased from 202.7% at September 30, 2005. The decrease in the coverage ratios since the beginning of 2005 is primarily due to delinquent loans acquired in the acquisitions. However, those ratios also are impacted by the accounting guidance which requires that estimated losses on loans deemed impaired as of the acquisition date be recorded as a purchase discount, which directly reduces the loan balance, as opposed to establishing an allowance for loan losses. As a result of this accounting, net loan balances totaling $1.9 million (after deducting appropriate purchase discounts) at December 31, 2005 are deemed impaired and have no loan loss reserve recorded for them. Approximately $893,000 of these impaired loans are included in the $5.0 million of non-performing loans with no offsetting loan loss reserve. In management's opinion, the allowance for loan losses at December 31, 2005 is sufficient and the provision for loan losses for both the three months and year ended December 31, 2005 are consistent with historical charge-offs and other information available as of that date.

         "We have dedicated a substantial amount of resources, both internally and externally, to improve the credit quality ratios, which declined as a result of the two acquisitions," said Mr. Small. "We're making progress working through the problem loans we acquired. That is shown in the improvement in both the level of non-performing loans and the asset quality ratios at December 31 compared to September 30. I want to emphasize again that most of these non-performing loans were acquired by way of the two acquisitions. We knew about these situations before we made the acquisitions and we knew it would take both time and money to work out these loans. I am pleased to report that the portfolio that has been originated under our strict underwriting standards, which represents the vast majority of our outstanding loans, continues to perform very well from an asset quality perspective."

Service Fees, Mortgage Banking Income, Sales Commissions All Increase
         Total non-interest income decreased to $3.8 million for the 2005 fourth quarter from $3.9 million for the same period in 2004. However, the 2004 fourth quarter included $732,000 of gains from sale of investment securities and a $182,000 life insurance settlement. Excluding those items, non-interest income increased by $738,000 or 24.4%. Most of that overall increase was in service fees, which increased by $485,000, mortgage banking income, which was $177,000 higher, and insurance and investment sales commissions, which increased by $96,000.

         Non-interest expense increased by almost $3.0 million or 38.5% in the 2005 fourth quarter compared to the same period in 2004. Significant increases occurred in compensation and benefits, which increased by $1.5 million, occupancy which increased by $353,000, data processing, which increased by $196,000 and amortization of intangibles, which increased by $186,000. All of those increases are primarily the result of the two acquisitions completed in the first half of 2005, or due to the related increase in staffing to support the larger organization. First Defiance also realized a $679,000 increase in other non-interest expense in the 2005 fourth quarter compared with the prior year. The most significant period-to-period increases included in other non-interest expense were in advertising (which increased by $158,000), postage (up $132,000), checking account related charge-offs (up $125,000) and credit and collection expense (up $70,000). Much of the increase in advertising and postage expense related to raising the public's overall awareness of the Company in its new markets.

                                                                    Exhibit 99.1

Annual Results
         On an annual basis, core operating earnings for 2005 were $14.2 million, an increase of 18.1% or $2.2 million over core operating earnings for 2004. Net interest income for the year in 2005 totaled $47.3 million, an improvement of $12.9 million or 37.6% over 2004. For 2005, net interest margin, stated on a tax equivalent basis, improved to 3.87% from 3.62% for the year ended December 31, 2004. During that period, despite significant growth in the loan portfolio, the provision for loan losses declined to $1.4 million in 2005 from $1.5 million in 2004.

         Non-interest income increased by $1.9 million or 13.8%, to $15.9 million for the year ended December 31, 2005 from $14.0 million for 2004. Service fees accounted for $1.4 million of the increase while mortgage banking income increased by $574,000 or 20.7% during 2005, to $3.3 million from $2.8 million in 2004. Most of the increase in mortgage banking related to $418,000 of favorable adjustments to the Company's mortgage servicing rights valuation reserves.

         Non-interest expense totaled $43.9 million for 2005 compared to $31.2 million in 2004. Those expenses include $3.5 million of acquisition-related costs incurred in 2005 and $1.9 million recorded in 2004 related to the settlement of contingencies related to the 2002 sale of a former subsidiary. When those items are excluded, non-interest expense was $40.5 million in 2005 and $29.3 million in 2004, an increase of $11.2 million or 38.2%. Compensation and benefits increased by $6.0 million between 2004 and 2005 while occupancy costs were up by $1.4 million and data processing increased by $884,000. The higher cost levels were primarily the result of the two acquisitions.

Assets Increase to $1.46 Billion
         Total assets at December 31, 2005 totaled $1.46 billion compared with $1.13 billion at December 31, 2004. At December 31, 2005, net loans totaled $1.17 billion, deposits totaled $1.07 billion and stockholders equity was $151.0 million. At December 31, 2004, net loans, deposits and equity were $881.2 million, $797.7 million and $126.9 million, respectively. Goodwill and other intangible assets were $39.3 million at December 31, 2005 compared to $18.9 million at December 31, 2004.

Looking Ahead
         "A year ago at this time, we were preparing for the completion of our two announced acquisitions," said Mr. Small. "Looking back, I think that everyone involved did an outstanding job of making those transitions happen as smoothly as possible. There was very little disruption to our customers and we are extremely pleased with the way we've been able to integrate our new markets."

         "Successfully integrating the two acquisitions required a lot of our energy in 2005. Our focus for 2006 will be on improving our overall profitability by growing our revenues and controlling our costs," added Mr. Small. "At the same time, I think we've had some growing pains resulting from the acquisitions that we need to address. Some of our internal customer service levels have been impacted as we've added volumes of loans and deposits without adding additional support in the loan servicing, deposit servicing and accounting areas. The level of

                                                                    Exhibit 99.1

service we provide our customers is what sets us apart in some very competitive markets and we must do everything possible to keep those service levels high. We also need to continue to build our brand identity, especially in the markets that we've recently entered. These initiatives are not without a cost and they are reflected in our 2006 budget."

         In preparing its profit plan for 2006, management made the following assumptions:

            o Loans are budgeted to grow from $1.17 billion (after allowance) at December 31, 2005 to $1.36 billion at the end of 2006, which represents growth of approximately 16%. While most of the growth is forecasted in commercial and non-residential real estate loans, the Company also expects mortgage loan balances and home equity balances to grow.

            o Interest-bearing deposits (excluding national CDs) are budgeted to grow from the fourth quarter average of approximately $925 million to approximately $1.02 billion in the 2006 fourth quarter. Also, management is budgeting non-interest-bearing deposits to increase from the $93.0 million average balance in the 2005 fourth quarter to approximately $115 million in the 2006 fourth quarter. Based on projected loan growth, management anticipates it will need to tap alternative funding sources such as FHLB advances or brokered CDs for up to $70 million by the end of 2006.

            o Net interest margin is expected to be approximately 3.85% in the first quarter, dropping closer to 3.65% by the fourth quarter based on expected increases in funding costs, especially as alternative sources of funding are tapped. That budget includes just one additional increase in the targeted Fed Funds rate. Net interest income is projected to increase in a rising rate environment by less than 2% when compared with a flat rate environment and it is projected to decline by approximately 1.5% in a falling rate environment.

            o Mortgage gains are projected to range from $750,000 to $820,000 on a quarterly basis. Those gains are based on more aggressive mortgage origination goals in most markets than were in place in 2005.

            o Other non-interest income (excluding mortgage banking income) is projected to increase by approximately $2 million in 2006 compared to 2005. The majority of the increase is expected in deposit fees, debit card transaction fees and as an increase in income from Bank Owned Life Insurance due to a recent $5 million additional BOLI purchase. It is expected that more of those fee increases will be realized in the second half of the year than the first half.

            o Non-interest expenses are projected to increase by approximately $5 million in 2006 compared to 2005. Approximately $3 million of that increase will be in compensation and benefits. The increase is attributable to the projected addition of 37 staff over the course of 2006, a full year's compensation for the two companies acquired in 2005, pay increases in the 3.5% to 4% range and benefit

                                                                    Exhibit 99.1

                  cost increases in the 10% range. Occupancy will increase by approximately 20%. Also the Company is anticipating a $350,000 increase in Ohio franchise tax based on a higher capital level at the beginning of 2006 compared to 2005.

            o Projected compensation expense also includes $280,000 of expense related to the expensing of stock options under the Financial Accounting Standards Board Statement No. 123R, Share Based Payments. As all unvested outstanding options are Incentive Stock Options, the option expense will not be tax-deductible.

         Based on these factors, management estimates that net income per share for 2006 will range from $2.08 to $2.16 per share. On a quarterly basis, management expects that the 2006 first quarter will be in the $0.49 to $0.51 range increasing to the $0.55 to $0.57 range by the fourth quarter. Factors such as changes in interest rates, economic conditions or competitive pressures, as well as future management decisions on acquisitions, de novo branching and a variety of other matters may impact these estimates. Further, unexpected credit losses could also negatively impact expected results.

         "We're comfortable with our estimate in the range of $2.08 to $2.16 per share," said Mr. Small. "Obviously many factors make up those projections but the bottom line for us is we need continued strong loan growth, a significant increase in deposit balances, preferably in our low or no cost accounts, a higher level of mortgage originations from all of our locations, and a persistent focus on providing superior customer service."

Conference Call
         First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, January 17, 2006 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is "First Defiance." The conference identification number for the call is 3456983. Participants should be prepared to provide both the passcode and conference identification number to access the call.

         Internet access to the call is also available (in listen-only mode) at the following Web address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
                           -------------------------------------------------
eventDetails&c=90296&eventID=1179227 (Due to URL length, please copy and
------------------------------------
paste into browser.)

         The audio replay of the Internet Web cast will be available at www.fdef.com until February 28, 2006.
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About First Defiance Financial Corp.
         First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company's Web site at www.fdef.com.
                                                      ------------

                                                                    Exhibit 99.1

                   Financial Statements and Highlights Follow-

Safe Harbor Statement

         This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, a secondary market for packaged mortgage loan securities, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected or could in the future affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.


                                                                                Exhibit 99.1

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Consolidated Balance Sheets
First Defiance Financial Corp.

                                                                 December 31,   December 31,
(in thousands)                                                      2005            2004
---------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
     Cash and amounts due from depository institutions           $    44,075    $    19,891
     Interest-bearing deposits                                         5,190            630
                                                                 -----------    -----------
                                                                      49,265         20,521
Securities
     Available-for sale, carried at fair value                       113,079        137,003
     Held-to-maturity, carried at amortized cost                       1,775          2,255
                                                                 -----------    -----------
                                                                     114,854        139,258
Loans held for sale                                                    2,206          2,295
Loans                                                              1,181,049        888,868
Allowance for loan losses                                            (13,673)        (9,956)
                                                                 -----------    -----------
Loans, net                                                         1,169,582        881,207
Mortgage servicing rights                                              5,063          3,598
Accrued interest receivable                                            6,207          4,653
Federal Home Loan Bank stock and other interest-bearing assets        17,544         13,376
Bank Owned Life Insurance                                             24,346         18,581
Office properties and equipment                                       32,689         24,248
Real estate and other assets held for sale                               404             98
Goodwill                                                              35,168         18,340
Core deposit and other intangibles                                     4,116            593
Other assets                                                           1,136          2,194
                                                                 -----------    -----------
     Total Assets                                                $ 1,460,374    $ 1,126,667
                                                                 ===========    ===========

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                                    $   103,498    $    62,450
Interest-bearing deposits                                            966,003        735,251
                                                                 -----------    -----------
      Total deposits                                               1,069,501        797,701
Advances from Federal Home Loan Bank                                 180,960        178,213
Notes payable and other interest-bearing liabilities                  25,748         14,804
Subordinated debentures                                               20,051             --
Advance payments by borrowers for tax and insurance                      605            278
Deferred taxes                                                         1,052            934
Other liabilities                                                     11,506          7,863
                                                                 -----------    -----------
      Total liabilities                                            1,309,423        999,793
Stockholders' Equity
      Preferred stock                                                     --             --
      Common stock, net                                                   71             63
      Additional paid-in-capital                                      73,026         52,131
      Stock acquired by ESOP                                          (1,053)        (1,479)
      Deferred compensation                                               (2)            (4)
      Accumulated other comprehensive income                             (22)         2,131
      Retained earnings                                               78,931         74,032
                                                                 -----------    -----------
      Total stockholders' equity                                     150,951        126,874
                                                                 -----------    -----------
      Total liabilities and stockholders' equity                 $ 1,460,374    $ 1,126,667
                                                                 ===========    ===========

                                                                                Exhibit 99.1

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Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
                                                     Three Months Ended  Twelve Months Ended
                                                        December 31,        December 31,
(in thousands, except per share amounts)               2005      2004      2005       2004
--------------------------------------------------------------------------------------------
Interest Income:
     Loans                                            $19,505   $12,933   $69,708   $47,345
     Investment securities                              1,294     1,505     5,273     6,731
     Interest-bearing deposits                             87         6       364        43
     FHLB stock dividends                                 251       142       829       612
                                                      -------   -------   -------   -------
Total interest income                                  21,137    14,586    76,174    54,731
Interest Expense:
     Deposits                                           6,220     3,497    20,615    12,950
     FHLB advances and other                            1,975     1,899     7,625     7,317
     Subordinated debentures                              201        --       201        --
     Notes Payable                                        139        39       451       114
                                                      -------   -------   -------   -------
Total interest expense                                  8,535     5,435    28,892    20,381
                                                      -------   -------   -------   -------
Net interest income                                    12,602     9,151    47,282    34,350
Provision for loan losses                                 378       304     1,442     1,548
                                                      -------   -------   -------   -------
Net interest income after provision for loan losses    12,224     8,847    45,840    32,802
Non-interest Income:
     Service fees and other charges                     1,581     1,096     5,603     4,215
     Mortgage banking income                              875       698     3,345     2,771
     Gain on sale of securities                            --       732     1,222     1,426
     Insurance and investment sales commissions           956       860     4,185     4,052
     Trust income                                          53        58       282       225
     Income from Bank Owned Life Insurance                224       368       765       947
     Other non-interest income                             79       132       523       360
                                                      -------   -------   -------   -------
Total Non-interest Income                               3,768     3,944    15,925    13,996
Non-interest Expense:
     Compensation and benefits                          5,870     4,360    23,446    17,422
     Occupancy                                          1,227       842     4,651     3,294
     SAIF deposit insurance premiums                       35        27       136        40
     State franchise tax                                  420       401     1,285       868
     Acquisition related charges                           20        --     3,476        --
     Data processing                                      843       647     3,247     2,363
     Amortization of intangibles                          214        28       755       110
     Settlement of contingent liability                    --        --        --     1,927
     Other non-interest expense                         2,055     1,408     6,946     5,176
                                                      -------   -------   -------   -------
Total Non-interest Expense                             10,684     7,713    43,942    31,200
                                                      -------   -------   -------   -------
Income before income taxes                              5,308     5,078    17,823    15,598
Income taxes                                            1,864     1,599     5,853     4,802
                                                      -------   -------   -------   -------
Net income                                            $ 3,444   $ 3,479   $11,970   $10,796
                                                      =======   =======   =======   =======

Earnings per share:
     Basic                                            $  0.49   $  0.57   $  1.74   $  1.77
     Diluted                                          $  0.48   $  0.55   $  1.68   $  1.69

Core operating earnings per share*:
     Basic                                            $  0.49   $  0.57   $  2.07   $  1.98
     Diluted                                          $  0.48   $  0.55   $  2.00   $  1.89

Average Shares Outstanding:
     Basic                                              6,991     6,063     6,872     6,094
     Diluted                                            7,223     6,341     7,122     6,371

* - See Non-GAAP Disclosure Reconciliations


                                                                                                            Exhibit 99.1
------------------------------------------------------------------------------------------------------------------------
Financial Summary and Comparison
First Defiance Financial Corp.
                                                            Three months ended                 Twelve months ended
                                                               December 31,                        December 31,
                                                               ------------                        ------------
(dollars in thousands, except per share data)         2005        2004     % change        2005        2004    % change
------------------------------------------------------------------------------------------------------------------------
Summary of Operations

Tax-equivalent interest income (1)                     21,283      14,781     44.0          76,798      55,514     38.3
Interest expense                                        8,535       5,435     57.0          28,892      20,381     41.8
Tax-equivalent net interest income (1)                 12,748       9,346     36.4          47,906      35,133     36.4
Provision for loan losses                                 378         304     24.3           1,442       1,548     (6.8)
Tax-equivalent NII after provision for loan loss (1)   12,370       9,042     36.8          46,464      33,585     38.3
Securities gains                                           --         732   (100.0)          1,222       1,426    (14.3)
Non-interest income-excluding securities gains          3,768       3,212     17.3          14,703      12,570     17.0
Non-interest expense                                   10,684       7,713     38.5          43,942      31,200     40.8
Non-interest expense-excluding non-core charges        10,664       7,713     38.3          40,466      29,273     38.2
One time acquisition related charges                       20          --       NM           3,476          --       NM
Settlement of contingent liability                         --          --       NM              --       1,927       NM
Income taxes                                            1,864       1,599     16.6           5,853       4,802     21.9
Net Income                                              3,444       3,479     (1.0)         11,970      10,796     10.9
Core operating earnings (2)                             3,457       3,479     (0.6)         14,229      12,049     18.1
Tax equivalent adjustment (1)                             146         195    (25.1)            624         783    (20.3)
------------------------------------------------------------------------------------------------------------------------
At Period End
Assets                                              1,460,374   1,126,667     29.6
Earning assets                                      1,320,843   1,044,427     26.5
Loans                                               1,183,255     891,163     32.8
Allowance for loan losses                              13,673       9,956     37.3
Deposits                                            1,069,501     797,701     34.1
Stockholders' equity                                  150,951     126,874     19.0
------------------------------------------------------------------------------------------------------------------------
Average Balances
Assets                                              1,429,953   1,108,979     28.9       1,364,797   1,070,803     27.5
Earning assets                                      1,290,007   1,014,424     27.2       1,238,214     976,482     26.8
Deposits and interest-bearing liabilities           1,265,623     972,498     30.1       1,209,284     935,399     29.3
Loans                                               1,149,937     858,971     33.9       1,089,942     806,877     35.1
Deposits                                            1,058,660     784,466     35.0       1,018,777     755,328     34.9
Stockholders' equity                                  150,063     126,101     19.0         144,983     125,920     15.1
Stockholders' equity / assets                          10.49%      11.37%     (7.7)         10.62%      11.76%     (9.7)
------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income
     Basic                                         $     0.49  $     0.57    (14.0)     $     1.74  $     1.77     (1.7)
     Diluted                                             0.48        0.55    (12.7)           1.68        1.69     (0.6)
Core operating earnings (2)
     Basic                                         $     0.49  $     0.57    (13.8)     $     2.07  $     1.98      4.7
     Diluted                                       $     0.48  $     0.55    (12.8)           2.00        1.89      5.6
Dividends                                                0.24        0.22      9.1            0.90        0.82      9.8
Market Value:
     High                                          $    30.06  $    28.90      4.0      $    31.44  $    29.00      8.4
     Low                                                25.56       25.20      1.4           25.29       22.01     14.9
     Close                                              27.09       28.85     (6.1)          27.09       28.85     (6.1)
Book Value                                              21.31       20.20      5.5           21.31       20.20      5.5
Tangible Book Value                                     15.76       17.19     (8.3)          15.76       17.19     (8.3)
Shares outstanding, end of period (000)                 7,085       6,280     12.8           7,085       6,280     12.8
------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                  3.92%       3.68%      6.6           3.87%       3.62%      7.1
Return on average assets --GAAP                         0.96%       1.25%    (23.2)          0.88%       1.01%    (13.0)
Return on average assets -- Core Operating              0.97%       1.25%    (22.9)          1.04%       1.13%     (7.3)
Return on average equity -- GAAP                        9.18%      11.04%    (16.8)          8.26%       8.57%     (3.7)
Return on average equity -- Core Operating              9.21%      11.04%    (16.5)          9.81%       9.57%      2.6
Efficiency ratio (3) -- GAAP                           64.69%      61.42%      5.3          70.18%      65.40%      7.3
Efficiency ratio (3) -- Core Operating                 64.57%      61.42%      5.1          64.63%      61.37%      5.3
Effective tax rate                                     35.12%      31.49%     11.5          32.84%      30.79%      6.7
Dividend payout ratio (basic)                          48.98%      38.60%     26.9          51.72%      46.33%     11.6
------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM  Percentage change not meaningful

                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

                                                 Three months ended     Twelve months ended
                                                    December 31,            December 31,
(dollars in thousands, except per share data)     2005        2004        2005       2004
-------------------------------------------------------------------------------------------
Core Operating Earnings

Net Income                                      $  3,444    $  3,479   $ 11,970    $ 10,796

  One-time acquisition related charges                20          --      3,476          --
  Settlement of contingent liability                  --          --         --       1,927
  Tax effect                                          (7)         --     (1,217)       (674)
                                                --------------------   --------------------
After-tax non-operating items                         13          --      2,259       1,253
                                                --------------------   --------------------
Core operating earnings                         $  3,457    $  3,479   $ 14,229    $ 12,049
                                                ====================   ====================

One-time acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Settlement of contingent liability relates to the Company's 2002 sales of The Leader Mortgage Company subsidiary. Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

--------------------------------------------------------------------------------
Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:

                                                           Three months ended      Twelve months ended
                                                              December 31,            December 31,
(dollars in thousands)                                      2005        2004        2005        2004
------------------------------------------------------------------------------------------------------
Gain from sale of mortgage loans                          $    609    $    527    $  2,291    $  2,350
Mortgage loan servicing revenue (expense):
  Mortgage loan servicing revenue                              385         295       1,421       1,126
  Amortization of mortgage servicing rights                   (171)       (157)       (784)       (704)
  Mortgage servicing rights valuation adjustments               52          33         417          (1)
                                                          --------------------    --------------------
                                                               266         171       1,054         421
                                                          --------------------    --------------------
Total revenue from sale and servicing of mortgage loans   $    875    $    698    $  3,345    $  2,771
                                                          ====================   ====================


                                                                                                                        Exhibit 99.1


------------------------------------------------------------------------------------------------------------------------------------

Yield Analysis
First Defiance Financial Corp.
                                                                                Three Months Ended December 31,
                                                       -----------------------------------------------------------------------------
                                                                       2005                                     2004
                                                       ------------------------------------    -------------------------------------
                                                         Average                  Yield           Average                   Yield
                                                         Balance    Interest(1)  Rate(2)          Balance     Interest(1)  Rate(2)
Interest-earning assets:
   Loans receivable                                    $1,149,937   $   19,511         6.73%   $  858,971   $   12,936         5.99%
   Securities                                             113,766        1,434         5.00%      141,684        1,697         4.90%
   Interest Bearing Deposits                                9,008           87         3.83%          533            6         4.48%
   FHLB stock                                              17,296          251         5.76%       13,236          142         4.27%
                                                       ----------    ----------                ----------   ----------
   Total interest-earning assets                        1,290,007       21,283         6.55%    1,014,424       14,781         5.82%
   Non-interest-earning assets                            139,946                                  94,555
                                                       ----------                              ----------
Total assets                                           $1,429,953                              $1,108,979
                                                       ==========                              ==========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                           $  965,629   $    6,220         2.56%   $  723,047   $    3,497         1.92%
   FHLB advances and other                                171,645        1,975         4.57%      176,324        1,899         4.28%
   Other Borrowings                                        21,555          139         2.56%       11,708           39         1.33%
   Subordinated debentures                                 13,763          201         5.79%           --           --         0.00%
                                                       ----------    ----------                ----------   ----------
   Total interest-bearing liabilities                   1,172,592        8,535         2.89%      911,079        5,435         2.37%
   Non-interest bearing deposits                           93,031           --           --        61,419           --           --
                                                       ----------    ----------                ----------   ----------
Total including non-interest-bearing demand deposits    1,265,623        8,535         2.68%      972,498        5,435         2.22%
Other non-interest-bearing liabilities                     14,268                                  10,380
                                                       ----------                              ----------
Total liabilities                                       1,279,891                                 982,878
   Stockholders' equity                                   150,063                                 126,101
                                                       ----------                              ----------
Total liabilities and stockholders' equity             $1,429,954                              $1,108,979
                                                       ==========    ----------                ==========   ----------
Net interest income; interest rate spread                           $   12,748         3.66%                $    9,346         3.45%
                                                                    ==========    ==========                ==========   ==========
Net interest margin (3)                                                                3.92%                                   3.68%
                                                                                  ==========                             ==========
Average interest-earning assets  to average interest
bearing liabilities                                                                     110%                                    111%
                                                                                  ==========                             ==========

                                                                               Twelve Months Ended December 31,
                                                       -----------------------------------------------------------------------------
                                                                       2005                                     2004
                                                       ------------------------------------    -------------------------------------
                                                         Average                  Yield           Average                   Yield
                                                         Balance    Interest(1)  Rate(2)          Balance     Interest(1)  Rate(2)
Interest-earning assets:
   Loans receivable                                    $1,089,942   $   69,732         6.40%   $  806,877   $   47,360         5.87%
   Securities                                             121,510        5,873         4.88%      152,319        7,499         5.08%
   Interest Bearing Deposits                               10,410          364         3.50%        2,447           43         1.76%
   FHLB stock                                              16,352          829         5.07%       14,839          612         4.12%
                                                       ----------    ----------                ----------   ----------
   Total interest-earning assets                        1,238,214       76,798         6.20%      976,482       55,514         5.71%
   Non-interest-earning assets                            126,583                                  94,321
                                                       ----------                              ----------
Total assets                                           $1,364,797                              $1,070,803
                                                       ==========                              ==========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                           $  932,036   $   20,615         2.21%   $  699,087   $   12,950         1.85%
   FHLB advances and other                                168,330        7,625         4.53%      169,463        7,317         4.32%
   Other Borrowings                                        18,736          451         2.41%       10,608          114         1.07%
   Subordinated debentures                                  3,441          201         5.84%           --           --         0.00%
                                                       ----------    ----------                ----------   ----------
   Total interest-bearing liabilities                   1,122,543       28,892         2.58%      879,158       20,381         2.32%
   Non-interest bearing deposits                           86,741           --           --        56,241           --           --
                                                       ----------    ----------                ----------   ----------
Total including non-interest-bearing demand deposits    1,209,284       28,892         2.39%      935,399       20,381         2.18%
Other non-interest-bearing liabilities                     10,530                                   9,484
                                                       ----------                              ----------
Total liabilities                                       1,219,814                                 944,883
   Stockholders' equity                                   144,983                                 125,920
                                                       ----------                              ----------
Total liabilities and stockholders' equity             $1,364,797                              $1,070,803
                                                       ==========    ----------                ==========   ----------
Net interest income; interest rate spread                           $   47,906         3.63%                $   35,133         3.39%
                                                                    ==========    ==========                ==========   ==========
Net interest margin (3)                                                                3.87%                                   3.62%
                                                                                  ==========                             ==========
Average interest-earning assets  to average interest
bearing liabilities                                                                     110%                                    111%
                                                                                  ==========                             ==========

-------------------------------------------------

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2)   Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

                                                                                                         Exhibit 99.1

---------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)      4th Qtr 2005 3rd Qtr 2005 2nd Qtr 2005 1st Qtr 2005  4th Qtr 2004
--------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                   $   21,283   $   20,079   $   18,830    $   16,607   $   14,781
Interest expense                                          8,535        7,715        6,816         5,826        5,435
Tax-equivalent net interest income (1)                   12,748       12,364       12,014        10,781        9,346
Provision for loan losses                                   378          368          349           347          304
Tax-equivalent NII after provision for loan losses (1)   12,370       11,996       11,665        10,434        9,042
Investment securities gains                                   -           86          515           621          732
Non-interest income (excluding securities gains/losses)   3,768        3,930        3,365         3,641        3,212
Non-interest expense                                     10,684       10,496       12,518        10,246        7,713
Acquisition and other one-time charges                       20           97        2,476           884            -
Income taxes                                              1,864        1,742          838         1,409        1,599
Net income                                                3,444        3,627        2,028         2,871        3,479
Core operating earnings (2)                               3,457        3,690        3,553         3,446        3,479
Tax equivalent adjustment (1)                               146          147          161           170          195
--------------------------------------------------------------------------------------------------------------------
At Period End
Total assets                                         $1,460,374   $1,417,577   $1,399,626    $1,283,911   $1,126,667
Earning assets                                        1,307,170    1,276,425    1,264,326     1,163,699    1,034,471
Loans                                                 1,183,255    1,153,566    1,140,885     1,027,418      891,163
Allowance for loan losses                                13,673       13,624       13,460        12,749        9,956
Deposits                                              1,069,501    1,071,057    1,046,481       950,586      797,701
Stockholders' equity                                    150,951      149,284      147,550       146,136      126,874
Stockholders' equity / assets                            10.34%       10.53%       10.54%        11.38%       11.26%
Goodwill                                                 35,168       35,345       35,356        29,993       18,340
--------------------------------------------------------------------------------------------------------------------
Average Balances (3)
Total assets                                         $1,429,953   $1,411,434   $1,382,129    $1,235,682   $1,108,979
Earning assets                                        1,290,007    1,275,117    1,246,479     1,143,549    1,014,424
Deposits and interest-bearing liabilities             1,265,623    1,250,513    1,224,350     1,096,645      972,498
Loans                                                 1,149,937    1,136,526    1,091,178       982,125      858,971
Deposits                                              1,058,660    1,046,287    1,048,961       921,196      784,466
Stockholders' equity                                    150,063      149,332      147,200       134,005      126,101
Stockholders' equity / assets                            10.49%       10.58%       10.65%        10.84%       11.37%
--------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income:
 Basic                                               $     0.49   $     0.52   $     0.29    $     0.43   $     0.57
 Diluted                                                   0.48         0.50         0.28          0.41         0.55
Core operating earnings (2)
 Basic                                               $     0.49   $     0.53   $     0.53    $     0.52   $     0.57
 Diluted                                                   0.48         0.51         0.51          0.50         0.55
Dividends                                                  0.24         0.22         0.22          0.22         0.22
Market Value:
 High                                                $    30.06   $    31.44   $    30.46    $    29.90   $    28.90
 Low                                                      25.56        26.21        25.29         26.00        25.20
 Close                                                    27.09        27.43        26.69         26.00        28.85
Book Value                                                21.31        21.14        20.91         21.11        20.20
Shares outstanding, end of period (in thousands)          7,085        7,060        7,056         7,020        6,280
--------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                    3.92%        3.85%        3.87%         3.82%        3.67%
Return on average assets -- GAAP (4)                      0.96%        1.03%        0.59%         0.93%        1.25%
Return on average assets -- Core operating                0.97%        1.05%        1.03%         1.12%        1.25%
Return on average equity -- GAAP                          9.18%        9.72%        5.51%         8.57%       11.04%
Return on average equity -- Core operating                9.21%        9.88%        9.65%        10.29%       11.04%
Efficiency ratio  (5) -- GAAP                            64.69%       64.42%       81.78%        70.93%       61.80%
Efficiency ratio -- Core operating                       64.57%       63.82%       66.02%        64.91%       61.42%
Effective tax rate                                       35.12%       32.45%       29.24%        32.92%       31.49%
Dividend payout ratio (basic)                            48.98%       42.31%       75.86%        51.00%       38.60%
--------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2)   See Non-GAAP Disclosure Reconciliation
(3)   Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.


                                                                                                                        Exhibit 99.1

------------------------------------------------------------------------------------------------------------------------------------
 Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)      4th Qtr 2005     3rd Qtr 2005     2nd Qtr 2005     1st Qtr 2005     4th Qtr 2004
------------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
One to four family residential real estate           $  257,847       $  280,436       $  291,036       $  229,887        $ 190,070
Construction                                             21,173           22,434           24,000           14,861           15,507
Commercial real estate                                  575,798          524,305          496,599          482,326          415,164
Commercial                                              170,225          167,990          172,351          160,749          141,643
Consumer finance                                         55,297           57,018           57,223           51,753           45,513
Home equity and improvement                             113,000          111,234          111,291           95,200           90,839
                                                     ----------       ----------       ----------       ----------        ---------
Total loans                                           1,193,340        1,163,417        1,152,500        1,034,776          898,736
Less:
   Loans in process                                       8,782            8,601           10,372            6,170            6,340
   Deferred loan origination fees                         1,303            1,250            1,243            1,188            1,233
  Allowance for loan loss                                13,673           13,624           13,460           12,749            9,956
                                                     ----------       ----------       ----------       ----------        ---------
Net Loans                                            $1,169,582       $1,139,942       $1,127,425       $1,014,669        $ 881,207
                                                     ==========       ==========       ==========       ==========        =========

------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss activity
Beginning allowance                                  $   13,624       $   13,460       $   12,749       $    9,956        $   9,712
Provision for loan losses                                   378              368              349              349              304
Reserve from acquisitions                                                     --              865            2,538               --
Reclassification between allowance for loan loss and
    purchase loan discount on prior quarter acquisition                                      (376)
   Credit loss charge-offs:
     One to four family residential real estate             150               32               --               --               --
     Commercial real estate                                  25              134               --               67               24
     Commercial                                              55               65              104               45              107
     Consumer finance                                       121               74              100               59               37
     Home equity and improvement                             25               --               --               --               --
                                                     ----------       ----------       ----------       ----------        ---------
Total charge-offs                                           376              305              204              171              168
Total recoveries                                             47              101               77               77              108
                                                     ----------       ----------       ----------       ----------        ---------
Net charge-offs (recoveries)                                329              204              127               94               60
                                                     ----------       ----------       ----------       ----------        ---------
Ending allowance                                     $   13,673       $   13,624       $   13,460       $   12,749        $   9,956
                                                     ==========       ==========       ==========       ==========        =========

------------------------------------------------------------------------------------------------------------------------------------
Credit Quality
Non-accrual loans                                    $    4,952       $    6,720       $    4,745       $    3,142        $   1,893
Loans over 90 days past due and still accruing               --               --               --               --               --
                                                     ----------       ----------       ----------       ----------        ---------
 Total non-performing loans (1)                           4,952            6,720            4,745            3,142            1,893
Real estate owned (REO)                                     404              168              431              488               98
                                                     ----------       ----------       ----------       ----------        ---------
 Total non-performing assets (1)                     $    5,356       $    6,888       $    5,176       $    3,630        $   1,991
                                                     ==========       ==========       ==========       ==========        =========
Net charge-offs                                             329              204              127               94               60

Allowance for loan losses / loans                         1.16%            1.18%            1.18%            1.24%            1.12%
Allowance for loan losses / non-performing assets       255.28%          197.79%          260.05%          351.21%          500.05%
Allowance for loan losses / non-performing loans        276.11%          202.74%          283.67%          405.76%          525.94%
Non-performing assets / loans plus REO                    0.45%            0.60%            0.45%            0.35%            0.22%
Non-performing assets / total assets                      0.37%            0.49%            0.37%            0.28%            0.18%
Net charge-offs / average loans (annualized)              0.11%            0.07%            0.05%            0.04%            0.03%

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Deposit Balances
Non-interest-bearing demand deposits                 $  103,498       $   92,720       $   87,172       $   76,644        $  62,450
Interest-bearing demand deposits and money market       276,558          262,544          271,118          270,142          258,797
Savings deposits                                         82,766           88,994           94,391           85,581           52,132
Retail time deposits less than $100,000                 408,384          424,607          412,797          356,763          272,098
Retail time deposits greater than $100,000              161,305          139,752          137,558          125,551          102,750
National/Brokered time deposits                          36,990           62,440           43,445           35,905           49,474
                                                     ----------       ----------       ----------       ----------        ---------
Total deposits                                       $1,069,501       $1,071,057       $1,046,481       $  950,586        $ 797,701
                                                     ==========       ==========       ==========       ==========        =========

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

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.

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